Exhibit 99.1

FOR IMMEDIATE RELEASE November 16, 2016	CONTACTS:
	News Media Bernie Tylor	202-624-6778

	Financial Community Douglas Bonawitz	202-624-6129
WGL Holdings, Inc. Reports Fiscal Year 2016 Financial Results;
Issues Fiscal Year 2017 Guidance

•	Consolidated GAAP earnings per share up — $3.31 per share vs. $2.62 per share; Record GAAP earnings of $167.6 million

•	Non-GAAP operating earnings per share up — $3.27 per share vs. $3.16 per share; Record operating earnings of $165.1 million
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income applicable to common stock determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the fiscal year ended September 30, 2016, of $167.6 million, or $3.31 per share, an improvement of $36.3 million, or $0.69 per share, over net income applicable to common stock of $131.3 million, or $2.62 per share, reported for the fiscal year ended September 30, 2015.
For the quarter ended September 30, 2016, net loss applicable to common stock was $(8.9) million, or $(0.17) per share, compared to net income applicable to common stock of $1.6 million, or $0.03 per share, for the same period of the prior fiscal year.
On a consolidated basis, WGL also uses non-GAAP operating earnings (loss) to evaluate overall financial performance, and evaluates segment financial performance based on earnings before interest and taxes (EBIT) and adjusted EBIT. Operating earnings (loss) and adjusted EBIT are non-GAAP financial measures, which are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance. Both non-GAAP operating earnings (loss) and adjusted EBIT adjust for the accounting recognition of certain transactions that we believe are not representative of the ongoing earnings of the company. Additionally, we believe that adjusted EBIT enhances the ability to evaluate segment performance because it excludes interest and income tax expense, which are affected by corporate-wide strategies such as capital financing and tax sharing allocations. Refer to “Reconciliation of Non-GAAP Financial Measures,” attached to this news release, for a more detailed discussion of management’s use of these measures and for reconciliations to GAAP financial measures.
For the fiscal year ended September 30, 2016, operating earnings were $165.1 million, or $3.27 per share, an improvement of $6.9 million, or $0.11 per share, over operating earnings of $158.2 million, or $3.16 per share, for the prior fiscal year. For the quarter ended September 30, 2016, we had an operating loss of $(0.6) million, or $(0.01) per share, compared to an operating loss of $(11.5) million, or $(0.23) per share, for the same period of the prior fiscal year.

Results by Business Segment

Regulated Utility

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$(14.9)	$(14.7)	$(0.2)	$228.2	$224.0	$4.2
Adjusted EBIT	$(21.2)	$(19.8)	$(1.4)	$224.3	$235.7	$(11.4)

For the three months ended September 30, 2016, both the EBIT and adjusted EBIT comparisons reflect: (i) customer growth; (ii) higher rate recovery related to our accelerated pipe replacement programs and (iii) higher realized margins associated with our asset optimization program. These favorable variances were more than offset by: (i) higher depreciation expense related to the growth in our utility plant and (ii) higher operation and maintenance expenses.
For the fiscal year ended September 30, 2016, the increase in EBIT reflects higher unrealized mark-to-market valuations on energy-related derivatives, partially offset by the effects of warmer than normal weather patterns. Additionally, the comparisons of both EBIT and adjusted EBIT reflect favorable variances for: (i) customer growth and (ii) higher rate recovery related to our accelerated pipe replacement programs. These favorable variances were more than offset by: (i) negative effects of certain natural gas consumption patterns in the District of Columbia; (ii) a decrease in the recovery of carrying costs due to lower average storage gas inventory balances; (iii) lower realized margins associated with our asset optimization program; (iv) higher depreciation expense related to the growth in our utility plant and (v) increases in operation and maintenance expenses and general taxes.

Retail Energy-Marketing

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$12.9	$7.4	$5.5	$65.0	$46.6	$18.4
Adjusted EBIT	$24.3	$13.8	$10.5	$54.2	$68.5	$(14.3)

For the three months ended September 30, 2016, the comparisons in EBIT and adjusted EBIT reflect higher realized natural gas margins primarily due to favorable volumetric reconciliations and higher realized electric margins due to lower capacity charges from the regional power grid operator (PJM), when compared to the same period in the prior fiscal year.

For the fiscal year ended September 30, 2016, the EBIT comparison reflects higher unrealized mark-to-market valuations on energy-related derivatives. Both comparisons of EBIT and adjusted EBIT reflect lower realized natural gas margins due to a decrease in portfolio optimization activity and higher commercial broker fees. Realized electric margins were relatively unchanged when compared to the prior fiscal year.

Commercial Energy Systems

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$11.7	$5.0	$6.7	$22.0	$9.7	$12.3
Adjusted EBIT	$13.1	$6.1	$7.0	$27.3	$16.8	$10.5
For both the three months and fiscal year ended September 30, 2016, the improvements in EBIT and adjusted EBIT reflect: (i) increased activity and higher margins from the energy-efficiency contracting business; (ii) growth in distributed generation assets in service, including increased solar renewable energy credit sales and (iii) higher equity earnings from alternative energy investments. These improvements were partially offset by higher expenses reflecting an impairment related to our investment in thermal solar projects and other operating expenses.

Exhibit 99.1

Midstream Energy Services

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$(9.8)	$20.6	$(30.4)	$7.8	$(2.7)	$10.5
Adjusted EBIT	$(1.3)	$(1.7)	$0.4	$17.8	$(3.6)	$21.4

For the three months ended September 30, 2016, the decrease in EBIT primarily reflects lower valuations on our derivative contracts associated with our long-term transportation strategies, partially offset by: (i) higher income related to our pipeline investments and (ii) higher valuations and realized margins related to storage inventory and the associated economic hedging transactions.

For the fiscal year ended September 30, 2016, the improvements in EBIT primarily reflect: (i) higher valuations on our derivative contracts associated with our long-term transportation strategies; (ii) lower pipeline project development expenses and (iii) higher income related to our pipeline investments. Partially offsetting these improvements were lower valuations and realized margins related to storage inventory and the associated economic hedging transactions.

For both periods presented, EBIT reflects lower realized margins on our transportation strategies, primarily as a result of losses associated with the index price used in certain gas purchases from Antero Resources Corporation, which is the subject of an arbitration proceeding. For the three months and fiscal year ended September 30, 2016, losses were $6.4 million and $15.2 million, respectively. While these losses may continue in the near term, we do anticipate that they will reverse in future periods upon completion of the arbitration proceeding.

The improvements in adjusted EBIT for the fiscal year ended September 30, 2016, primarily reflect favorable storage spreads, higher income related to our pipeline investments and lower pipeline project development expenses when compared to the same periods in the prior fiscal year.

Other Activities

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$(0.4)	$(0.8)	$0.4	$(3.2)	$(9.7)	$6.5
Adjusted EBIT	$(0.4)	$(0.8)	$0.4	$(3.2)	$(4.0)	$0.8

Administrative and business development activity costs associated with WGL and Washington Gas Resources and activities and transactions that are not significant enough on a stand-alone basis to warrant treatment as an operating segment, and that do not fit into one of our four operating segments, are aggregated as “Other Activities” and included as part of non-utility operations. For both the three months and fiscal year ended September 30, 2016, the comparisons in EBIT and adjusted EBIT reflect lower operating expenses compared to the prior period. Additionally, for the fiscal year ended September 30, 2016, the EBIT comparison reflects an impairment related to a solar holding company.
Earnings Outlook
We provide earnings guidance for consolidated non-GAAP operating earnings. In providing fiscal year 2017 guidance, we note that there will likely be differences between our reported GAAP earnings and our non-GAAP operating earnings due to matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives and changes in the measured value of our trading inventory for WGL Midstream. For fiscal year 2016, non-GAAP operating earnings were lower than GAAP earnings due to $2.5 million of after-tax non-GAAP adjustments. For fiscal year 2015, non-GAAP operating earnings were higher than GAAP earnings due to $27.0 million of after-tax non-GAAP adjustments. As demonstrated by these comparisons, non-GAAP adjustments can change significantly and are subject to swings from period to period. As a result, WGL management is not able to reasonably estimate the aggregate impact of these items to derive GAAP earnings guidance and therefore is not able to provide a corresponding GAAP equivalent for its non-GAAP operating earnings guidance.

We are providing a consolidated non-GAAP operating earnings estimate for fiscal year 2017 in a range of $3.30 per share to $3.50 per share.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to WGL’s website, www.wglholdings.com.
Other Information
We will hold a conference call at 11:00 a.m., Eastern Time on November 17, 2016, to discuss our fourth quarter and fiscal year 2016 financial results. The live conference call will be available to the public via a link located on WGL’s website, www.wglholdings.com. To hear the live webcast, click on “Investor Relations” then “Events & Webcasts.” The webcast and related slides will be archived on WGL’s website through at least December 19, 2016.

WGL, headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of non-GAAP financial measures.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, dividends and other future financial business performance, strategies, the outcome of the arbitration proceeding affecting our midstream energy services segment and other expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,”

Exhibit 99.1

“anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions, the results of the arbitration proceeding affecting our midstream energy services segment and the other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2016	September 30, 2015
ASSETS
Property, Plant and Equipment
At original cost	$5,542,916	$5,003,910
Accumulated depreciation and amortization	(1,415,679)	(1,331,182)
Net property, plant and equipment	4,127,237	3,672,728
Current Assets
Cash and cash equivalents	5,573	6,733
Accounts receivable, net	491,020	358,491
Storage gas	207,132	211,443
Derivatives and other	139,749	171,874
Total current assets	843,474	748,541
Deferred Charges and Other Assets	1,087,994	840,090
Total Assets	$6,058,705	$5,261,359
CAPITALIZATION AND LIABILITIES
Capitalization
WGL Holdings common shareholders’ equity	$1,375,561	$1,243,247
Non-controlling interest	409	—
Washington Gas Light Company preferred stock	28,173	28,173
Total equity	1,404,143	1,271,420
Long-term debt	1,444,300	944,201
Total capitalization	2,848,443	2,215,621
Current Liabilities
Notes payable and current maturities of long-term debt	331,385	357,000
Accounts payable and other accrued liabilities	405,351	325,146
Derivatives and other	290,190	300,768
Total current liabilities	1,026,926	982,914
Deferred Credits	2,183,336	2,062,824
Total Capitalization and Liabilities	$6,058,705	$5,261,359

WGL Holdings, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(In thousands, except per share data)	2016	2015	2016	2015
OPERATING REVENUES
Utility	$131,505	$129,648	$1,044,117	$1,303,044
Non-utility	328,394	338,039	1,305,442	1,356,786
Total Operating Revenues	459,899	467,687	2,349,559	2,659,830
OPERATING EXPENSES
Utility cost of gas	8,370	11,772	245,189	510,900
Non-utility cost of energy-related sales	290,990	284,420	1,123,077	1,218,331
Operation and maintenance	104,963	100,461	401,776	395,770
Depreciation and amortization	34,198	31,733	132,566	121,892
General taxes and other assessments	26,685	25,689	146,655	152,164
Total Operating Expenses	465,206	454,075	2,049,263	2,399,057
OPERATING INCOME (LOSS)	(5,307)	13,612	300,296	260,773
Equity in earnings of unconsolidated affiliates	3,248	1,230	13,806	5,468
Other income — net	957	2,341	4,646	653
Interest expense	13,553	11,807	52,310	50,511
INCOME (LOSS) BEFORE TAXES	(14,655)	5,376	266,438	216,383
INCOME TAX EXPENSE (BENEFIT)	(5,545)	3,440	98,074	83,804
NET INCOME (LOSS)	$(9,110)	$1,936	$168,364	$132,579
Net loss attributable to non-controlling interest	(550)	—	(550)	—
Dividends on Washington Gas Light Company preferred stock	330	330	1,320	1,320
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(8,890)	$1,606	$167,594	$131,259
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	51,070	49,729	50,369	49,794
Diluted	51,070	50,069	50,564	50,060
EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(0.17)	$0.03	$3.33	$2.64
Diluted	$(0.17)	$0.03	$3.31	$2.62

The following table reconciles EBIT by operating segment to net income (loss) applicable to common stock.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(In thousands)	2016	2015	2016	2015
EBIT:
Regulated utility	$(14,883)	$(14,668)	$228,219	$223,977
Retail energy-marketing	12,913	7,444	64,968	46,629
Commercial energy systems	11,741	4,957	21,992	9,688
Midstream energy services	(9,824)	20,623	7,807	(2,720)
Other activities	(411)	(752)	(3,184)	(9,667)
Intersegment eliminations	(88)	(421)	(504)	(1,013)
Total	$(552)	$17,183	$319,298	$266,894
Interest expense	13,553	11,807	52,310	50,511
Income tax expense (benefit)	(5,545)	3,440	98,074	83,804
Dividends on Washington Gas preferred stock	330	330	1,320	1,320
Net income (loss) applicable to common stock	$(8,890)	$1,606	$167,594	$131,259

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS

	Fiscal Year Ended September 30,
	2016	2015
Closing Market Price — end of period	$62.70	$57.67
52-Week Market Price Range	$74.10 - $56.90	$59.08 - $42.04
Price Earnings Ratio	18.8	21.8
Annualized Dividends Per Share	$1.95	$1.85
Dividend Yield	3.1%	3.2%
Return on Average Common Equity	12.8%	10.5%
Total Interest Coverage (times)	5.8	5.2
Book Value Per Share — end of period	$26.93	$25.00
Common Shares Outstanding — end of period (thousands)	51,081	49,729
UTILITY GAS STATISTICS

	Three Months Ended September 30,				Fiscal Year Ended September 30,
(In thousands)	2016		2015		2016		2015
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$65,542		$61,641		$615,382		$816,666
Commercial and Industrial — Firm	16,353		15,761		136,706		187,938
Commercial and Industrial — Interruptible	318		216		2,182		2,577
Electric Generation	275		275		1,100		1,100
	82,488		77,893		755,370		1,008,281
Gas Delivered for Others
Firm	28,898		28,702		206,709		205,204
Interruptible	8,182		8,268		46,300		52,477
Electric Generation	268		189		854		553
	37,348		37,159		253,863		258,234
	119,836		115,052		1,009,233		1,266,515
Other	11,669		14,596		34,884		36,529
Total	$131,505		$129,648		$1,044,117		$1,303,044

	Three Months Ended September 30,				Fiscal Year Ended September 30,
(In thousands of therms)	2016		2015		2016		2015
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	33,749		32,660		590,625		734,874
Commercial and Industrial — Firm	14,731		15,926		167,832		197,543
Commercial and Industrial — Interruptible	425		286		2,771		2,072
	48,905		48,872		761,228		934,489
Gas Delivered for Others
Firm	60,001		51,932		501,030		558,125
Interruptible	44,083		42,452		239,013		260,264
Electric Generation	122,968		65,989		291,252		179,061
	227,052		160,373		1,031,295		997,450
Total	275,957		209,245		1,792,523		1,931,939
Utility Gas Purchase Expense (excluding asset optimization)	36.79	¢	44.21	¢	35.44	¢	55.58	¢
HEATING DEGREE DAYS
Actual	1		—		3,341		3,929
Normal	11		12		3,730		3,758
Percent Colder (Warmer) than Normal	(90.9)%		(100.0)%		(10.4)%		4.6%
Average Active Customer Meters	1,143,616		1,129,784		1,141,763		1,129,240
WGL ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	100,900		85,000		750,700		713,000
Number of Customers (end of period)	133,000		143,800		133,000		143,800
Electricity Sales
Electricity Sales (thousands of kWhs)	3,769,600		3,507,100		13,090,700		12,057,000
Number of Accounts (end of period)	127,400		138,000		127,400		138,000
WGL ENERGY SYSTEMS
Megawatts in service	145		108		145		108
Megawatt hours generated	68,481		41,520		211,495		147,451

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

The tables below reconcile operating earnings (loss) on a consolidated basis to GAAP net income (loss) applicable to common stock and adjusted EBIT on a segment basis to EBIT. Management believes that operating earnings (loss) and adjusted EBIT provide a meaningful representation of our earnings from ongoing operations on a consolidated and segment basis, respectively. These measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance.
To derive our non-GAAP measures, we adjust for the accounting recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the accounting recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	To eliminate the effects of:

i.	Significant out of period adjustments;

ii.	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

iii.	For adjusted EBIT, other items which may obscure segment comparisons.
There are limits in using operating earnings (loss) and adjusted EBIT to analyze our consolidated and segment results, respectively, as they are not prepared in accordance with GAAP and may be different than non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) and adjusted EBIT to analyze our results may have limited value as they exclude certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to the most directly comparable GAAP financial measures.
The following tables represent the reconciliation of non-GAAP operating earnings to GAAP net income (loss) applicable to common stock (consolidated by quarter):

Fiscal Year 2016
	Quarterly Period Ended*
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings (loss)	$59,205	$89,490	$17,009	$(590)	$165,114
Non-GAAP adjustments**	13,312	25,815	(24,881)	(14,965)	(719)
Income tax effect of non-GAAP adjustments***	(4,346)	(9,017)	9,897	6,665	3,199
Net income (loss) applicable to common stock	$68,171	$106,288	$2,025	(8,890)	$167,594
Diluted average common shares outstanding	50,030	50,282	50,905	51,070	50,564
Operating earnings (loss) per share	$1.18	$1.78	$0.33	$(0.01)	$3.27
Per share effect of non-GAAP adjustments	0.18	0.33	(0.29)	(0.16)	0.04
Diluted earnings (loss) per average common share	$1.36	$2.11	$0.04	$(0.17)	$3.31
Fiscal Year 2015
	Quarterly Period Ended*
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings (loss)	$58,004	$101,034	$10,734	(11,525)	$158,247
Non-GAAP adjustments**	10,892	(32,126)	(44,082)	19,861	(45,455)
Income tax effect of non-GAAP adjustments***	(5,008)	12,547	17,658	(6,730)	18,467
Net income (loss) applicable to common stock	$63,888	$81,455	$(15,690)	$1,606	$131,259
Diluted average common shares outstanding	50,091	49,983	49,729	50,069	50,060
Operating earnings (loss) per share	$1.16	$2.02	$0.22	$(0.23)	$3.16
Per share effect of non-GAAP adjustments	0.12	(0.39)	(0.54)	0.26	(0.54)
Diluted earnings (loss) per average common share	$1.28	$1.63	$(0.32)	$0.03	$2.62
* Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

** Refer to the reconciliations of adjusted EBIT to EBIT below for further details on our non-GAAP adjustments.

WGL Holdings, Inc. (Consolidated by Quarter)
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

*** Non-GAAP adjustments are presented on a gross basis and the income tax effects of those adjustments are presented separately. The income tax effects of non-GAAP adjustments, both current and deferred, are calculated at the individual company level based on the applicable composite tax rate for each period presented, with the exception of transactions not subject to income taxes. Additionally, the income tax effect of non-GAAP adjustments includes investment tax credits related to distributed generation assets.

The following tables summarize non-GAAP adjustments by operating segment and present a reconciliation of adjusted EBIT to EBIT. EBIT is defined as earnings before interest and taxes, less amounts attributable to non-controlling interest. Items we do not include in EBIT are interest expense, inter-company financing activity, dividends on Washington Gas preferred stock, and income taxes.

Three Months Ended September 30, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(l)	Eliminations	Total
Adjusted EBIT	$(21,171)	$24,282	$13,139	$(1,338)	$(411)	$(88)	$14,413
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	4,017	(11,369)	—	(9,699)	—	—	(17,051)
Storage optimization program(b)	663	—	—	—	—	—	663
DC weather impact(c)	(114)	—	—	—	—	—	(114)
Distributed generation asset related investment tax credits(d)	—	—	(1,398)	—	—	—	(1,398)
Change in measured value of inventory(e)	—	—	—	7,637	—	—	7,637
Losses associated with Antero contract(f)	—	—	—	(6,424)	—	—	(6,424)
Net insurance proceeds(g)	1,722	—	—	—	—	—	1,722
Total non-GAAP adjustments	$6,288	$(11,369)	$(1,398)	$(8,486)	$—	$—	$(14,965)
EBIT	$(14,883)	$12,913	$11,741	$(9,824)	$(411)	$(88)	$(552)

Three Months Ended September 30, 2015
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(l)	Eliminations	Total
Adjusted EBIT	$(19,787)	$13,818	$6,140	$(1,676)	$(752)	$(421)	$(2,678)
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	7,006	(5,271)	—	15,182	—	—	16,917
Storage optimization program (b)	(461)	—	—	—	—	—	(461)
DC weather impact(c)	(95)	—	—	—	—	—	(95)
Distributed generation asset related investment tax credits(d)	—	—	(1,183)	—	—	—	(1,183)
Change in measured value of inventory(e)	—	—	—	7,117	—	—	7,117
Competitive service provider imbalance cash settlement(h)	(1,331)	(1,103)	—	—	—	—	(2,434)
Total non-GAAP adjustments	$5,119	$(6,374)	$(1,183)	$22,299	$—	$—	$19,861
EBIT	$(14,668)	$7,444	$4,957	$20,623	$(752)	$(421)	$17,183

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Fiscal Year Ended September 30, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(l)	Eliminations	Total
Adjusted EBIT	$224,314	$54,219	$27,329	$17,843	$(3,184)	$(504)	$320,017
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	11,951	10,749	—	20,708	—	—	43,408
Storage optimization program(b)	(376)	—	—	—	—	—	(376)
DC weather impact(c)	(9,392)	—	—	—	—	—	(9,392)
Distributed generation asset related investment tax credits(d)	—	—	(5,337)	—	—	—	(5,337)
Change in measured value of inventory(e)	—	—	—	(15,548)	—	—	(15,548)
Losses associated with Antero contract(f)	—	—	—	(15,196)	—	—	(15,196)
Net insurance proceeds(g)	1,722	—	—	—	—	—	1,722
Total non-GAAP adjustments	$3,905	$10,749	$(5,337)	$(10,036)	$—	$—	$(719)
EBIT	$228,219	$64,968	$21,992	$7,807	$(3,184)	$(504)	$319,298

Fiscal Year Ended September 30, 2015
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(l)	Eliminations	Total
Adjusted EBIT	$235,713	$68,459	$16,803	$(3,571)	$(4,042)	$(1,013)	$312,349
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	(6,322)	(20,727)	—	(5,807)	—	—	(32,856)
Storage optimization program (b)	(3,704)	—	—	—	—	—	(3,704)
DC weather impact(c)	86	—	—	—	—	—	86
Distributed generation asset related investment tax credits(d)	—	—	(4,134)	—	—	—	(4,134)
Change in measured value of inventory(e)	—	—	—	6,658	—	—	6,658
Competitive service provider imbalance cash settlement (h)	(1,331)	(1,103)	—	—	—	—	(2,434)
Impairment loss on Springfield Operations Center(i)	(465)	—	—	—	—	—	(465)
Unrecovered government contracting costs(j)	—	—	(2,981)	—	—	—	(2,981)
Investment impairment(k)	—	—	—	—	(5,625)	—	(5,625)
Total non-GAAP adjustments	$(11,736)	$(21,830)	$(7,115)	$851	$(5,625)	$—	$(45,455)
EBIT	$223,977	$46,629	$9,688	$(2,720)	$(9,667)	$(1,013)	$266,894

Footnotes:

(a)
Adjustments to eliminate unrealized mark-to-market gains (losses) for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives related to the optimization of transportation capacity for the midstream energy services segment. With the exception of certain transactions related to the optimization of system capacity assets as discussed in footnote (b) below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP results, as we are only removing interim unrealized mark-to-market amounts.

(b)
Adjustments to shift the timing of storage optimization margins for the regulated utility segment from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting because the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)
Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

(d)
To reclassify the amortization of deferred investment tax credits from income taxes to operating income for the commercial energy systems segment. These credits are a key component of the operating success of this segment and therefore are included within adjusted EBIT to help management and investors better assess the segment's performance.

(e)
For our midstream energy services segment, adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. Adjusting our storage optimization inventory in this fashion better aligns the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies. Additionally, this adjustment also includes the net effect of certain sharing mechanisms on the difference between the changes in our non-GAAP storage inventory valuations and the unrealized gains and losses on derivatives not subject to non-GAAP adjustments.

(f)
Adjustment to eliminate losses associated with the index price used in certain gas purchases from Antero, which are the subject of arbitration. These losses are expected to reverse in future periods upon completion of the arbitration proceedings. The adjustment for the quarter ended June 30, 2016, includes $3.8 million related to the quarter ended March 31, 2016.

(g)
Represents the net proceeds of an environmental insurance policy, net of regulatory sharing. The adjustment for the quarter ended September 30, 2016, includes $0.9 million related to prior periods of fiscal year 2016.

(h)
Eliminates the financial effects of a potential refund to customers related to an order of the DC Public Service Commission (PSC of DC) in October 2015 associated with a cash settlement of competitive service provider gas imbalances billed during the 2008-2009 winter season.

(i)	Represents an impairment charge as well as accrued selling expenses related to Washington Gas' Springfield Operations Center.

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(j)
Represents unrecovered government contracting costs under the Small Business Administration's Business Development 8(a) Program. We do not anticipate any further unrecovered costs as WGL has exited its participation in this program.

(k)	Represents an impairment of an equity investment in a solar holding company, accounted for at cost, which occurred in the first quarter of fiscal year 2015.

(l)	Activities and transactions that are not significant enough on a standalone basis to warrant treatment as an operating segment and that do not fit into one of our four operating segments.